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                                                                    EXHIBIT 99.3

                          EDISON MISSION HOLDINGS CO.

     SOLICITATION OF CONSENTS TO AMENDMENTS AND WAIVERS WITH RESPECT TO THE
      INDENTURE GOVERNING ITS 8.137% SENIOR SECURED BONDS DUE 2019 AND ITS
                      8.734% SENIOR SECURED BONDS DUE 2026

                                                               November __, 2001

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

    Edison Mission Holdings Co. is soliciting consents pursuant to the consent solicitation statement, dated November __, 2001, from holders of its 8.137% Senior Secured Bonds due 2019 and its 8.734% Senior Secured Bonds due 2026, which we refer to collectively as the outstanding bonds, to the effectuation of a sale-leaseback transaction and the adoption of proposed amendments, proposed waivers and an authorization, which are all described in the consent solicitation statement, with respect to the indenture under which the outstanding bonds have been issued and related security documents. The term "registered holder" as used herein means any person in whose name outstanding bonds were registered in the register maintained by The Bank of New York (as successor to United States Trust Company of New York), as trustee under the indenture, as of the close of business on November 16, 2001, which we refer to as the record date. The term "holder" as used herein means (1) a registered holder or (2) any other person who has been authorized by proxy or in any other manner acceptable to Edison Mission Holdings (or any other person claiming title by or through such person) to vote the outstanding bonds on behalf of a registered holder.

    Only holders may consent by executing and delivering a consent form, and this consent will be binding on all subsequent transferees of the outstanding bonds. The Depositary Trust Company, which we refer to as DTC, has authorized its participants who held the outstanding bonds through DTC as of the record date to deliver a consent form. Accordingly, for purposes of the consent solicitation, the term "holder" shall be deemed to include participants in the DTC system. In order to cause a consent to be given with respect to outstanding bonds held through DTC, a DTC participant must complete and sign the consent form, and mail or deliver it to The Bank of New York, c/o United States Trust Company of New York, as trustee, at its address set forth on the back cover page of the consent solicitation statement pursuant to the procedures set forth in the consent solicitation statement. A beneficial owner of an interest in outstanding bonds held through a DTC participant must complete and sign a letter of instructions and deliver it to the DTC participant in order to cause a consent to be given with respect to such outstanding bonds.

    Edison Mission Holdings will make to holders whose properly executed and completed (and not revoked) consent forms (which include a consent) are received by trustee at or before 5:00 p.m., New York City time, on December __, 2001, unless the applicable expiration date is extended as provided in the consent
solicitation statement, a cash payment of U.S $     per U.S.$1,000 principal
amount of the bonds in respect of which consent has been validly given, which we refer to as the consent payment. Consents may be revoked at any time up to the consent date, which is the earlier of (A) 5:00 p.m. New York City time on December __, 2001 and (B) the time on which Edison Mission Holdings receives the requisite consents. Although the amended and restated indenture will become effective upon its execution and delivery by Homer City Funding and the trustee, the proposed amendments will not become operative unless and until the sale-leaseback transaction is consummated. Holders who do not consent or who consent after the expiration date will be subject to the amended and restated indenture and their outstanding bonds will be replaced with pass-through bonds, (assuming it is approved by holders of at least a majority of all outstanding bonds and the sale-leaseback transaction is consummated) but will not receive the consent payment.
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    Edison Mission Holdings will not pay any fees or commissions to any broker or dealer or other person, other than to Credit Suisse First Boston Corporation and Lehman Brothers Inc., the solicitation agents, D.F. King & Co., Inc., the information agent, and The Bank of New York, as successor to United States Trust Company of New York, as trustee. However, you will be reimbursed by Edison Mission Holdings for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients, including the reasonable expenses of overnight courier services.

    For your information and for forwarding to your clients for whom you hold outstanding bonds registered in your name or in the name of your nominee, we are enclosing the following documents:

        1.  Consent solicitation statement.

        2.  Consent form (for delivering consents), including Substitute
    Form W-9.

        3. Guidelines for certification of Taxpayer Identification Number on Substitute Form W-9.

        4. A printed form of a "To Our Clients" Letter, including a Letter of Instructions, which may be sent to your clients for whose accounts you hold the outstanding bonds registered in your name or in the name of your nominee, with space provided for obtaining the clients' instructions with regard to the solicitation of consents. This form will enable your clients to provide consents with respect to any and all outstanding bonds that they own.

        5. Return envelope addressed to The Bank of New York, c/o United States Trust Company of New York, the trustee.

    YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENT AS SOON AS POSSIBLE, SINCE CONSENT FORMS MUST ACTUALLY BE RECEIVED BY THE TRUSTEE AT OR BEFORE 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER __, 2001 OR SUCH LATER TIME AS PROVIDED IN THE CONSENT SOLICITATION STATEMENT. HOLDERS WHO DELIVER CONSENTS AFTER THE EXPIRATION DATE WILL NOT BE ENTITLED TO RECEIVE THE CONSENT PAYMENT.

    Any inquiries you may have with respect to the consent solicitation or requests for additional copies of the above documents should be addressed to the information agent at (212) 269-5550 (banks and brokers call collect) or
(800) 290-6427 (all others call toll free) or the solicitation agents at
(800) 820-1653 (in the United States, call toll free) or (212) 538-8474 (outside the United States, call collect) for Credit Suisse First Boston Corporation, or
(212) 455-3328 (in the United States, call toll free) or (212) 681-2265 (outside the United States, call collect), for Lehman Brothers Inc.

                                          Very truly yours,
                                          Credit Suisse First Boston Corporation
                                          Lehman Brothers Inc.

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AGENT OR AFFILIATE OF EDISON MISSION HOLDINGS, THE TRUSTEE, THE SOLICITATION AGENTS OR THE INFORMATION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE CONSENT SOLICITATION, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE CONSENT SOLICITATION STATEMENT AND THE CONSENT FORM.